Exhibit 1

Joint Filing Agreement

The undersigned hereby agree to file jointly any reports on Schedule 13D or Schedule 13G, or any amendments thereto, required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, with respect to the interests of the undersigned in Titan Machinery Inc. and that the Schedule 13G to which this Agreement is attached has been filed on behalf of each of the undersigned.

Dated: February 5, 2013

David J. Meyer

/s/David J. Meyer
Signature

Meyer Family Investment Limited Partnership

	BY:	/s/David J. Meyer
David J. Meyer, General Partner

	BY:	/s/Candace M. Meyer
Candace M. Meyer, General Partner